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                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                 VISUAL DATA CORPORATION, A FLORIDA CORPORATION,

                MEDIA ON DEMAND.COM, INC., A DELAWARE CORPORATION

                                       AND

                                CHARLES SARACINO

                               JANUARY 25TH, 2002


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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of January 25th, 2002, by and among Visual Data Corporation, a Florida corporation ("VDAT"), Media On Demand.Com, Inc., a Delaware corporation ("MOD") and Charles Saracino (the "MOD Shareholder"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies," or individually as a "Company."

         WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that MOD be acquired by and become a wholly owned subsidiary of VDAT and, in furtherance thereof, the Boards of Directors of the Companies have approved, as applicable, the merger of a Florida corporation (to be formed and to be wholly owned subsidiary of VDAT ("Acquisition Sub")) with MOD, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 1.2 hereof), MOD shall be merged (the "Merger") with and into Acquisition Sub, with Acquisition Sub being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of MOD shall thereupon cease. The Merger shall have the effects set forth in Sections 607.1101 and 607.1103 of the Florida Business Corporation Act (the "FBCA") and Section 252 of the Delaware General Business Corporation Law ("DGL").

         1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective (the "Effective Time") upon the completion of the filing of properly executed Articles of Merger and Certificate of Merger with the Secretary of State of the States of Florida and Delaware, which filing shall be made on the Closing Date after satisfaction of the conditions set forth in ARTICLE VIII.

                                   ARTICLE II

                       VDAT AND THE SURVIVING CORPORATION

         2.1 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of Acquisition Sub shall be the Articles of Incorporation of the Surviving Corporation.

         2.2 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Acquisition Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.




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         2.3 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

                  (a) The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  (b) The officers of Acquisition Sub at the Effective Time shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III

                              CONVERSION OF SHARES

         3.1 EXCHANGE RATIO. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Each share of common stock of MOD and each share of MOD Preferred Stock (the MOD Common Stock and MOD Preferred Stock is referred to as the "MOD Share(s)") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in SECTION 3.6 below and MOD Shares held by VDAT or any subsidiary of VDAT, if any), shall be converted at the Effective Time into the right to receive in the aggregate 3,400,000 share(s) of restricted common stock, par value $.0001 per share, of VDAT ("VDAT Shares") (the "MOD Exchange Ratio").

                  (b) At the Effective Time, all MOD Shares (other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the VDAT Shares, into which such Shares of MOD have been converted. Certificates representing Shares of MOD shall be exchanged for certificates representing whole VDAT Shares and the Additional Payment.

                  (c) If, prior to the Effective Time, VDAT should split or combine the VDAT Shares, or pay a stock dividend or other stock distribution in, VDAT Shares, then the MOD Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend, or other distribution.

                  (d) Each MOD Share held in treasury (or a subsidiary, as such term is defined in Article IV hereof) and each such Share held by VDAT or any subsidiary of VDAT immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no VDAT Shares shall be issued in exchange therefor.

                  (e) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding.

         3.2 EXCHANGE OF SHARES

                  (a) Prior to the Effective Time, VDAT shall select and enter into an agreement with a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). No later than the Effective Time, VDAT shall cause the Exchange Agent, pursuant to irrevocable instructions, to make available and deliver, and each holder of MOD Shares (other than Excluded Shares) shall be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such MOD Shares for cancellation, certificates representing the number of VDAT Shares into which such MOD Shares are converted in the Merger. The VDAT Shares into which the MOD Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.




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                  (b) As soon as reasonably practicable after the Effective
Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding MOD Shares (the "Certificates") whose MOD Shares were converted into VDAT Shares pursuant to SECTION 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as VDAT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing VDAT Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole VDAT Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this
ARTICLE III.

                  (c) In the event that any stock certificate representing MOD Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed, VDAT shall issue or cause to be issued in exchange for such lost, stolen, or destroyed certificate the number of VDAT Shares into which such shares are converted in the Merger in accordance with this ARTICLE III. When authorizing such issuance in exchange therefor, the Board of Directors of VDAT may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to give VDAT a standard form of indemnity against any claim that may be made against VDAT with respect to the certificate alleged to have been lost, stolen, or destroyed.

         3.3 STOCK OPTIONS, WARRANTS, DEBENTURES, PREFERRED STOCK AND OTHER AGREEMENTS. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments or agreements of any kind to purchase or issue MOD Shares that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further shareholder approval) shall terminate as of the Effective Time, and prior to the Effective Time, MOD shall take or cause to be taken all necessary actions to ensure that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire any equity securities of MOD or the Surviving Corporation or any subsidiary thereof. Any outstanding shares of MOD preferred stock shall have been converted into shares of MOD common stock prior to the Effective Time.

         3.4 DIVIDENDS; TRANSFER TAXES. No dividends that are declared on VDAT Shares shall be paid to persons entitled to receive certificates representing VDAT Shares until such persons surrender their certificates representing MOD Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such VDAT Shares shall be issued any dividends which shall have become payable with respect to such VDAT Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any VDAT Shares are to be issued in a name other than that in which the certificate representing MOD Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such VDAT Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of VDAT Shares for any VDAT Shares or dividends thereon or, in accordance with SECTION 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

         3.5 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional VDAT Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this ARTICLE III and no dividend, stock split-up, or other change in the capital structure of VDAT shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an VDAT Share upon surrender of stock certificates for exchange pursuant to this ARTICLE III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average




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closing price for a VDAT Share on the Nasdaq National Market, Nasdaq SmallCap
Market or principal exchange on which its common stock is listed for the five
(5) trading days immediately following the Closing Date (as defined below).

         3.6 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of MOD shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing VDAT Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Shares to be exchanged for VDAT Shares pursuant to this Agreement shall cease to have any rights as shareholders of MOD except for the right to surrender such stock certificates in exchange for VDAT Shares as provided hereunder.

         3.7 DISSENTING SHARES. If holders of MOD Shares are entitled to dissent from the Merger and demand appraisal of any such MOD Shares in accordance with the provisions of the DGL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Holders"), any MOD Shares held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in SECTION 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the DGL; PROVIDED, HOWEVER, that each MOD Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such MOD Shares, in either case pursuant to the DGL, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive VDAT Shares in accordance with the MOD Exchange Ratio, as applicable.

         3.8 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301, or by conference call at 11:00 a.m., local time, on February 1, 2002 (the "Closing Date", subject to satisfaction of the conditions set forth in Article VIII herein. Such Closing Date may be extended by mutual agreement of the parties.

         3.9 SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either VDAT or MOD, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of each, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.




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                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF MOD AND THE MOD SHAREHOLDERS

         As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to VDAT or MOD, as the case may be, a material adverse effect on the business, assets, results of operations, or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to materially perform its obligations hereunder, and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

         MOD and the MOD Shareholder represent and warrant jointly and severally, with respect to itself and its subsidiaries, except as disclosed to VDAT in the MOD Schedule of Exceptions identified herein and attached hereto and incorporated herein by this reference, as follows:

         4.1 ORGANIZATION. Each of MOD and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of MOD and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

         4.2 CAPITALIZATION. The authorized capital stock of MOD and each of its subsidiaries is as set forth in SCHEDULE 4.2. As of the date hereof, the number of Shares of MOD which are issued and outstanding is as set forth in SCHEDULE
4.2. Except as set forth in SCHEDULE 4.2, all of the issued and outstanding Shares of MOD are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of MOD or any agreement by which MOD or any of its subsidiaries or the MOD Shareholders is a party or by which it is bound. Except
(a) as set forth above or, (b) as disclosed in SCHEDULE 4.2, there are not as of the date of this Agreement any shares of capital stock of MOD issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating MOD to issue, transfer, or sell any shares of its capital stock.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. MOD has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by MOD and the consummation by MOD of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for approval by the requisite votes cast by MOD's shareholders at the meeting provided for herein, no other corporate proceedings on the part of MOD are necessary to approve this Agreement or the transactions contemplated hereby.

         4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except filing and recordation of Articles or Certificates of Merger under the FBCA and DGL, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by MOD of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by MOD, nor the consummation by it of the transactions contemplated hereby, nor compliance by MOD with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of MOD, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any fight of termination, cancellation, or acceleration) under, any of the terms, conditions, or



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provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which MOD or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to MOD, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches and defaults, that would not have a material adverse effect on MOD.

         4.5 FINANCIAL STATEMENTS. The unaudited balance sheets dated December 31, 2000 and 2001 fairly present in all material respects the consolidated financial position of MOD and its subsidiaries as of the respective dates thereof, and the other related statements included therein fairly present in all material respects the results of operations, changes in stockholders' equity and cash flows of MOD and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein. SCHEDULE 4.5 is a list of the payables of MOD and its subsidiaries at December 31, 2001.

         4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS; UNDISCLOSED LIABILITIES.

                  (a) Since December 31, 2001, neither MOD nor any of its subsidiaries has: (i) taken any of the actions set forth in SECTIONS 6.1 hereof;
(ii) incurred any liability material to MOD and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (iii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of MOD or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by MOD to VDAT pursuant hereto); or (iv) subsequent to the date hereof, except as permitted by SECTION 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

                  (b) Neither MOD nor its subsidiaries has any liability (and the Company is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability which individually or is in the aggregate are reasonably likely to have a Material Adverse Effect on MOD) except for (i) liability set forth on the face of the December 31, 2001 balance sheet,
(ii) liabilities which have arisen after the December 31, 2001 balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law), and (iii) items identified in SCHEDULE 4.6.

         4.7 LITIGATION. As of the date of this Agreement, except as set forth in Schedule 4.7, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or to MOD's knowledge threatened against or involving MOD or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against MOD or any of its subsidiaries; and (iii) MOD and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them, except to the extent that such events, violations or incidents set forth in (i) through (ii) above in the aggregate would not have a Material Adverse Effect on MOD. MOD has furnished to VDAT in writing, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving MOD or any of its subsidiaries, or any of their properties or rights as of the date hereof. All such litigation descriptions are set forth in SCHEDULE 4.7.




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         4.8 CONTRACTS.

                  (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which MOD or any of its subsidiaries is a party that relates to or affects the assets or operations of MOD or any of its subsidiaries or to which MOD or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of MOD and in full force and effect (with respect to MOD or such subsidiary), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. SCHEDULE 4.8 sets forth a complete list of all material contracts. For purposes of this Agreement a material contract shall be any contract or agreement which involves consideration in excess of $25,000. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in SCHEDULE 4.1, there are no existing defaults by MOD or any of its subsidiaries thereunder or, to the knowledge of MOD, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect except as set forth in SCHEDULE 4.8.

                  (b) Except for this Agreement and any agreement listed in
SCHEDULE 4.8, neither MOD nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) noncompetition or similar agreements that restricts MOD or its subsidiaries from engaging in a line of business; (iv) agreement with any executive officer or other employee of MOD or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving MOD of the nature contemplated by this Agreement and which provides for the payment of in excess of $25,000; (v) agreement with respect to any executive officer of MOD or any subsidiary providing any term of employment or compensation guaranty in excess of $25,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

         4.9 EMPLOYEE BENEFIT PLANS.

                  (a) Disclosed in SCHEDULE 4.9 is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by MOD or pursuant to which MOD or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with MOD would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is still potentially liable for payments, benefits, or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement, and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to VDAT. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

                  (b) Each of the Benefit Plans that are subject to ERISA is in compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified; and no event has occurred, and to MOD's knowledge, there exists no condition or set of circumstances, in connection with which MOD or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.




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                  (c) All contributions or other amounts payable by MOD or its subsidiaries through December 31, 2001 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of MOD made available to VDAT.com. Any contributions or other amounts payable by MOD or its subsidiaries for periods between December 31, 2001 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or shall be either paid or accrued in the normal course of business on the books and records of MOD at or prior to the Effective Time. There are no pending, or, to the knowledge of MOD, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

                  (d) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of MOD or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

         4.10 TAXES. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on MOD or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. MOD has filed or caused to be filed timely and accurately in all material respects all federal, state, local, and foreign tax returns required to be filed or requests for extensions to file such returns have been timely filed, by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a "Tax Affiliate"), except to the extent that any failure to file or inaccuracies in filed returns would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on MOD. MOD has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither MOD nor any of its Tax Affiliates has any liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither MOD nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. The Internal Revenue Service or comparable state agencies have never audited MOD's federal and state income tax returns.

         4.11 COMPLIANCE WITH APPLICABLE LAW. MOD and each of its subsidiaries holds all licenses, permits, and governmental authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of MOD and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to MOD or any of its subsidiaries except for such licenses, permits, governmental authorizations, the failure of which, and violations which, would not have in the aggregate a Material Adverse Effect on MOD.

         4.12 SUBSIDIARIES. SCHEDULE 4.12 lists all the subsidiaries of MOD as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by MOD or one of such wholly-owned subsidiaries; (ii) fully paid and non-assessable; and (iii) owned by MOD or one of such wholly owned subsidiaries free and clear of any claim, lien, or encumbrance.

         4.13 LABOR AND EMPLOYMENT MATTERS. Except as set forth in SCHEDULE 4.13, (a) MOD and its subsidiaries are and have been in compliance in all respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, including, such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of MOD is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to MOD or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against MOD or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of MOD or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on MOD or any of its subsidiaries; (f) neither MOD nor any of its subsidiaries has experienced any work stoppage or other labor difficulty; and (g) in the event of termination of the employment of any of the current officers, directors, employees, or agents of MOD or any of its subsidiaries, neither MOD nor any of its subsidiaries shall pursuant to any agreement or by reason of anything done prior to the Effective Time by MOD or any of its subsidiaries be liable to any of said officers, directors, employees, or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits, except to the extent that any matter in Items (a), (b), (f) and (g) could reasonably be expected individually or in the aggregate to have a Material Adverse Effect on MOD.

         4.14 INTELLECTUAL PROPERTY.

                  (a) Except to the extent that any inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), in the aggregate, would not reasonably be expected to have a Material Adverse Effect on
MOD:

                           (i) MOD and each of its subsidiaries owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as
                                    hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

                           (ii) no claims are pending or, to the knowledge of MOD, threatened that MOD or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to MOD or any of its subsidiaries;

                           (iii) as of the date of this Agreement, to the knowledge of MOD, no person is infringing on or otherwise violating any right of MOD or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to MOD or any of its subsidiaries; and

                           (iv) as of the date of this Agreement, neither MOD nor any of its subsidiaries have received any notice of any claim challenging the ownership or validity of any Intellectual Property owned by MOD or any of its subsidiaries or challenging MOD's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it.

                  (b) For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing SCHEDULE 4.14(B).

                  (c) SCHEDULE 4.14(C) sets forth a list of all domain names owned by MOD. MOD has full and complete ownership of all domain names.

         4.15 INSURANCE. Except to the extent that the lack of an insurance policy would not reasonably be expected to have a Material Adverse Effect on MOD, MOD and each of its subsidiaries have insurance policies, including fire and casualty policies, that MOD believes are necessary to conduct its business. All policies of insurance insuring MOD or any of its subsidiaries or their respective businesses, assets, employees, officers, and directors are in full force and effect. As of the date hereof, there are no claims by MOD or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. At the Closing Date, all MOD insurance policies continue in full force and effect. SCHEDULE 4.15 lists all of MOD and each of its subsidiaries' insurance policies.

         4.16 ACCOUNTS RECEIVABLE. Except to the extent that any inaccuracy would not reasonably be expected to have a Material Adverse Effect on MOD, all accounts receivable of MOD and its subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with the terms at the recorded amounts, subject only to the reserve for bad debts set forth on the face of the December 31, 2001 balance sheet as adjusted for passage of time with the Effective Date in accordance with past custom and practice of MOD and its subsidiaries.

         4.17 STATE ANTI-TAKEOVER STATUTES. The MOD Board of Directors has approved this Agreement, the Voting Agreement (as defined) and the transactions contemplated hereby and thereby such approval constitutes approval of the Merger and other transactions contemplated hereby and thereby by the MOD Board of Directors as required by the DGL. Except as provided in SECTION 5.12 below, to the knowledge of MOD, no state anti-takeover statute is applicable to the Merger.

         4.18 ABSENCE OF CERTAIN BUSINESS PRODUCTS. Neither MOD nor any director, officer, employer, or agent of the foregoing, nor any person acting on its behalf, directly or indirectly has to MOD's knowledge given or agree to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject MOD to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Effect on MOD, or (iii) if not continued in the future, might have a Material Adverse Effect on MOD or which might subject MOD to suit or penalty in any private or governmental litigation or proceeding.

         4.19 NO LIENS. All of the assets, both tangible and intangible of MOD, except as set forth in SCHEDULE 4.19 are and will be free and clear of any security interests, liens, claims, charges or other encumbrances of any nature.

         4.20 VDAT SHARES. The Company acknowledges that each certificate representing a VDAT Share shall contain a restrictive legend set forth in
SCHEDULE 4.20, representing that these Shares have not been registered under the Securities Act. The Shares may not be sold or offered for sale or otherwise distributed without an effective registration statement for the Shares under the Securities Act or an opinion of counsel satisfactory to VDAT that such registration is not required as to the sale, offer or distribution thereof.

         4.21 NO UNDISCLOSED INFORMATION. No provision of this Article or for any Schedule or any document agreement furnished by MOD contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make this statement contained herein or therein in light of the circumstances under which such statements were made, not misleading. No preclosing investigation of MOD, its subsidiaries, their respective assets for their businesses shall relieve the MOD Shareholder of its indemnification and obligation under this Agreement.

         4.22 REQUIRED VOTE OF MOD SHAREHOLDERS. The affirmative vote of the holders of a majority outstanding shares of MOD Common and Preferred Stock, with the Series A Preferred Stock voting separately as a class, is required to approve the Merger. No other vote of the stockholders of MOD is required by law, the articles of incorporation or bylaws of MOD or otherwise in order for MOD to consummate the Merger and the transactions contemplated hereby.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF VDAT

         VDAT represents, warrants and agrees, with respect to itself and its subsidiaries, except as disclosed to MOD in the VDAT Schedule of Exceptions identified herein and attached hereto and incorporated herein by this reference, as follows:

         5.1 ORGANIZATION. Each of VDAT and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of VDAT and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

         5.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of VDAT and each of its subsidiaries is as set forth in SCHEDULE 5.2. As of the date hereof, the number of VDAT Shares or VDAT Preferred which are issued and outstanding is as set forth in SCHEDULE 5.2. All of the issued and outstanding VDAT Shares or VDAT Preferred are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of VDAT or any agreement by which VDAT or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) described in VDAT SEC Report, (c) as disclosed in SCHEDULE 5.2, there are not as of the date of this Agreement any shares of capital stock of VDAT issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating VDAT to issue, transfer, or sell any shares of its capital stock.

         5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. VDAT has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by VDAT and the consummation by VDAT of the transactions contemplated hereby have been duly authorized by its Board of Directors, no other corporate proceedings on the part of VDAT are necessary to approve this Agreement or the transactions contemplated hereby.

         5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements, the Securities Act of 1933, the Securities Exchange Act of 1934, the Nasdaq National Market, Nasdaq SmallCap Market or principal exchange on which its common stock is listed, state law relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of Articles of Merger under the FBCA and DGL, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by MOD of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by VDAT, nor the consummation by it of the transactions contemplated hereby, nor compliance by VDAT with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of VDAT, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any fight of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which VDAT or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to VDAT, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

         5.5 REPORTS AND FINANCIAL STATEMENTS. VDAT has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act since September 30, 1997, including, without limitation, an Annual Report on Form 10-KSB for the year ended September 30, 2000 (collectively, the "VDAT SEC Reports"), and has previously furnished or made available to MOD true and complete copies of all such VDAT SEC Reports. None of such VDAT SEC Reports, as of their respective dates (as amended or supplemented through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the VDAT SEC Reports fairly presents in all material respects the consolidated financial position of VDAT and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of VDAT and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

         5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS; UNDISCLOSED LIABILITIES.

                  (a) Since September 30, 2001, neither VDAT nor any of its subsidiaries has except as disclosed on Schedule 5.6 or in the VDAT SEC Reports:
(i) incurred any liability material to VDAT and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (ii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of VDAT or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by VDAT pursuant hereto); or (iii) subsequent to the date hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

                  (b) Neither VDAT nor its subsidiaries has any liability (and the Company is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability which in the aggregate are reasonably likely to have a Material Adverse Effect on VDAT) except for (i) liability set forth on the face of the September 30 balance sheet, (ii) liabilities which have risen after the September 30 balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, torte, infringement, or violation of law), and (iii) items identified in SCHEDULE 5.6.

         5.7 TAXES. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on VDAT or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. VDAT has filed or caused to be filed timely and accurately in all material respects all material federal, state, local, and foreign tax returns required to be filed or requests for extensions to file such returns have been timely filed, by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a "Tax Affiliate"), except to the extent that any failure to file or inaccuracies in filed returns would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on VDAT. VDAT has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither VDAT nor any of its Tax Affiliates has any liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither VDAT nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. The Internal Revenue Service or comparable state agencies have never audited VDAT's federal and state income tax returns.

         5.8 COMPLIANCE WITH APPLICABLE LAW. VDAT and each of its subsidiaries holds all licenses, permits, and governmental authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of VDAT and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to VDAT or any of its subsidiaries except for such licenses, permits, governmental authorizations, the failure of which, and violations which, would not reasonably be expected to have in the aggregate a Material Adverse Effect on VDAT.

         5.9 INTELLECTUAL PROPERTY.

                  (a) Except to the extent that any inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), in the aggregate, would not reasonably be expected to have a Material Adverse Effect on
VDAT:

                           (i) VDAT and each of its subsidiaries owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as
                                    hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

                           (ii) no claims are pending or, to the knowledge of VDAT, threatened that VDAT or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to VDAT or any of its subsidiaries;

                           (iii) as of the date of this Agreement, to the knowledge of VDAT, no person is infringing on or otherwise violating any right of VDAT or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to VDAT or any of its subsidiaries; and

                           (iv) as of the date of this Agreement, neither VDAT nor any of its subsidiaries have received any written notice of any claim challenging the ownership or validity of any Intellectual Property owned by VDAT or any of its subsidiaries or challenging VDAT's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it.

                  (b) For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing SCHEDULE 5.9(B).

                  (c) SCHEDULE 5.9(C) sets forth a list of all domain names owned by VDAT. VDAT has full and complete ownership of all domain names.

         5.10 ABSENCE OF CERTAIN BUSINESS PRODUCTS. Neither VDAT nor any director, officer, employer, or agent of the foregoing, nor any person acting on its behalf, directly or indirectly has to VDAT's knowledge given or agree to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject VDAT to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Effect on VDAT, or (iii) if not continued in the future, might have a Material Adverse Effect on VDAT or which might subject VDAT to suit or penalty in any private or governmental litigation or proceeding.

         5.11 LITIGATION. As of the date of this Agreement, and to VDAT's knowledge (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or threatened against or involving VDAT or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against VDAT or any of its subsidiaries; and (iii) VDAT and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them, except to the extent that such events, violations or incidents set forth in (i) through (iii) above in the aggregate would not reasonably be expected to have a Material Adverse Effect on VDAT. VDAT has furnished to VDAT in writing, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving VDAT or any of its subsidiaries, or any of their properties or rights as of the date hereof. All such litigation descriptions are set forth in
SCHEDULE 5.11.

         5.12 STATE ANTI-TAKEOVER STATUTES. The VDAT Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and other transactions contemplated hereby by the VDAT Board of Directors as required by the FBCA. Except as provided in SECTION 4.17 above, to the knowledge of VDAT, no state anti-takeover statute is applicable to the Merger.

         5.13 REQUIRED VOTE OF VDAT STOCKHOLDERS. No VDAT stockholder votes are necessary to enter into and complete this Agreement and Merger.

         5.14 VDAT ADVANCES TO MOD PRIOR TO EFFECTIVE TIME. VDAT hereby agrees to loan to MOD the sum of up to $126,000 in accordance with the loan advance schedule set for below. VDAT's total loan of up to $126,000 to MOD shall be funded to MOD in the following advances or installments: (a) on January 23, 2002 an amount of $76,000, less any cash receipts received by MOD (excluding the deposit under the Lehman contract) from January 16, 2002 through January 22, 2002; and (b) on January 30, 2002 an amount of $50,000, less any cash receipts received by MOD (excluding the deposit under the Lehman contract) from January 23, 2002 through January 29, 2002. From the date this Agreement is fully executed through February 1, 2002, MOD agrees that VDAT has the right to approve all MOD disbursements, provided, however, that such VDAT approval is not to be unreasonably withheld.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1 CONDUCT OF BUSINESS PENDING THE MERGER. MOD agrees on its own behalf and on behalf of its subsidiaries that, except as may be agreed to by the parties hereto or may be permitted by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time:

                  (a) the respective businesses of MOD and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                  (b) MOD and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine, or reclassify any shares of its outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                  (c) MOD and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver, or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise), except that MOD may issue Shares required to be issued upon exercise of existing stock options, warrants, or similar plans, or under other contractual commitments previously made, which options, warrants, plans, or commitments have been disclosed in writing to VDAT in the MOD Schedule; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume, or prepay any material indebtedness, liability, or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances, or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

                  (d) MOD shall use its reasonable efforts, consistent with prudent business practice, to preserve intact the business organization of MOD and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries and MOD shall use its reasonable efforts to reduce expenses where applicable;

                  (e) MOD and its subsidiaries shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

                  (f) MOD and its subsidiaries shall use reasonable efforts to prevent any representation or warranty of MOD herein from becoming untrue or incorrect in any material respect.

         6.2 COMPENSATION PLANS. During the period from the date of this Agreement and continuing until the Effective Time, MOD agrees as to itself and its subsidiaries that, it shall not, without the prior written consent of VDAT
(a) enter into, adopt, or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, or other employee benefit plan, agreement, trust, plan, fund or other arrangement between MOD and one or more of its officers, directors, or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers, or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment, or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program, or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment, or arrangement providing for the payment to any director, officer, or employee of MOD of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

         6.3 CURRENT INFORMATION. From the date of this Agreement to the Effective Time, each of MOD and VDAT shall cause one or more of their designated representatives to confer with each other on a regular and frequent basis and to report the general status of each Company's ongoing operations and financial condition and financing/funding activities and to deliver to each other monthly unaudited consolidated balance sheets and related consolidated statements of income for the period since the last such report. MOD and VDAT shall promptly notify each other of any material change in the normal course of business or in its or its subsidiaries' properties.

         6.4 LEGAL CONDITIONS TO MERGER. Each of VDAT and MOD shall, and shall cause their subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of shareholders, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval, or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefit of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger, or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in SECTION 8.1(A). Each of VDAT and MOD shall promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

         6.5 ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties, or covenants of such party contained herein.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 ACCESS AND INFORMATION.

                  (a) MOD and VDAT shall afford to each other and their financial advisors, legal counsel, accountants, consultants, and other representatives access during normal business hours throughout the period from the date hereof to thirty days subsequent to the date hereof to all of their books, records, properties, facilities, personnel commitments, and records (including but not limited to Tax Returns) and, during such period, each shall furnish promptly all information concerning its business, properties, and personnel as each party may reasonably request in order for the requesting party to fully investigate the business and affairs of MOD or VDAT prior to the Effective Time (the "Inspection").

                  (b) All information furnished by a party pursuant hereto shall be treated as the sole property of the furnishing party until consummation of the Merger contemplated hereby. The parties shall hold any such information that is nonpublic in confidence to the extent required by, and in accordance with the Mutual Confidentiality Agreement, dated as of November ___, 2001 (the "Confidentiality Agreement"), by and between VDAT and MOD, and the Confidentiality Agreement shall survive the termination of this Agreement.

         7.2 ACQUISITION PROPOSALS. Until February 1, 2002, MOD and its subsidiaries shall not, and shall use its best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants, and other agents and representatives (for purposes of this SECTION 7.2 only, being referred to as "affiliates") not to, initiate, solicit, or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with any person other than VDAT relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). MOD shall promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.

         7.3 STOCK EXCHANGE LISTING. VDAT shall take such action as may be necessary or desirable to timely list the VDAT Shares to be issued pursuant to the Merger on the Nasdaq National Market, Nasdaq SmallCap Market or principal exchange on which its common stock is listed.

         7.4 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, each Company agrees that it shall obtain the approval of the other party prior to issuing any press release and shall use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the Nasdaq National Market, Nasdaq SmallCap Market or principal exchange on which its common stock is listed.

         7.5 EXPENSES. Subject to SECTION 10.1 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

         7.6 ADDITIONAL AGREEMENTS.

                  (a) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to SECTION 6.4 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

                  (b) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to SECTION 6.4 hereof, each Company shall cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders, and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

         7.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of MOD and VDAT contained in this Agreement shall not survive the Closing Date, except that the representations and warranties in Sections 4.3, 4.7, 4.10 and 4.11 by MOD and the MOD Shareholder shall survive the Closing Date for a period of one year (the "Survival Period") only with respect to the MOD Shareholder, at the end of which Survival Period no claim may be made with respect to any such representation and warranty unless such claim shall have been served in writing with the MOD Shareholder during such period.

         7.8 Limited MOD Shareholder Indemnification. The MOD Shareholder hereby agrees to indemnify and hold VDAT, the Surviving Corporation and their officers, directors, affiliates, representatives, trustees, grantors, beneficiaries and any successors thereto (the "VDAT Indemnities") harmless from any and all damages, losses, costs or reasonable expenses (including without limitation, reasonable fees and expenses of investigation and reasonable attorneys' fees and consultant's fees and expenses in connection with any action, suit or proceeding (collectively "Damages")) incurred or suffered as a result of or arising out of the breach of any representation or warranty and on behalf of MOD or the MOD Shareholder expressly as set forth in, and limited by the terms of, Section 7.7 above. In connection with any such indemnification by the MOD Shareholder hereunder, the liability of the MOD Shareholder is expressly limited to the actual consideration solely received by the MOD Shareholder from VDAT under this Merger Agreement.

         7.9 SHAREHOLDERS' MEETINGS. MOD shall, as soon as reasonably practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold (and reconvene and hold if adjourned for any reason) a special meeting of its stockholders or acting by majority of the MOD Shareholders for the purpose of voting or consenting to approve this Agreement and the Merger and the other transactions contemplated hereby. MOD shall, through its Board of Directors, recommend to its shareholders approval of such matters.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         8.1 CONDITIONS TO THE COMPANIES' OBLIGATION TO EFFECT THE MERGER. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by a writing signed by VDAT and MOD:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of MOD in accordance with applicable law.

                  (b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of any Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

                  (c) Other than the filing of Articles or Certificate of Merger with the Department of State for the State of Florida and Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are reasonably necessary for the consummation of the Merger, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

                  (d) All state securities or blue sky permits and other authorizations necessary to issue the VDAT Shares (including satisfactory evidence of the nature of the MOD Shareholders) in exchange for the Shares of MOD and to consummate the Merger shall have been received.

                  (e) There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to any Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any Surviving Corporation or its subsidiaries (or, in the ease of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                  (f) The other Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Company contained in this Agreement shall be true and at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President, or an Executive Vice President of the other Company as to the satisfaction of this condition.

         8.2 CONDITIONS TO OBLIGATIONS OF VDAT. The obligations of VDAT to carry out the transactions contemplated by this Agreement are subject, at the option of VDAT, to the satisfaction, or waiver by VDAT, of the following conditions:

                  (a) No proceeding which MOD shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                  (b) VDAT shall have received a draft of the audited financial statements of MOD for the periods ended December 31, 2000 and 2001 in form and substance reasonably satisfactory to VDAT.

                  (c) VDAT shall have received evidence satisfactory to it that a sufficient number of MOD Shareholders are accredited or sophisticated investors.

                  (d) Conversion of the MOD preferred stock and evidence of cancellation of all outstanding options and warrants of MOD.

         8.3 CONDITIONS TO OBLIGATIONS OF MOD. The obligations of MOD to carry out the transactions contemplated by this Agreement are subject, at the option of MOD, to the satisfaction, or waiver by MOD, of the following conditions: No proceeding which VDAT shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of MOD, as follows:

                  (a) By mutual written consent of all of the parties.

                  (b) By MOD or VDAT if the Effective Time shall not have occurred on or before the close of business on February 4, 2002.

         9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in SECTIONS 7.1, 7.5, 9.2, 10.1, 10.5 and 10.9 hereof all of which shall survive the termination). Nothing contained in this SECTION 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

In the event of termination of the Agreement, all advances made by VDAT to MOD shall be converted into a senior secured convertible debenture (the "Debenture") bearing interest at 12% per annum amortized over twelve (12) months from the date of termination, with no prepayment penalty. The Debenture shall be a senior obligation of MOD, and VDAT shall have a security interest in all the assets of MOD that are free and clear of liens and encumbrances consistent with SCHEDULE
4.19. During the term of the Debenture, VDAT shall be permitted to convert any or all of outstanding principal amount of the Debenture into MOD Common Stock at a purchase price of $0.30 per share of MOD Common Stock. VDAT shall receive at least ten (10) days' prior notice before repayment of the Debenture. Also, in the event that MOD obtains financing in excess of $500,000 in one or a series of related financings ("MOD Financing") during the term of the Debenture, MOD agrees to repay the Debenture upon MOD's receipt of the proceeds of any such MOD Financing.

         9.3 AMENDMENT. This Agreement may be amended by action taken at any time before or after approval hereof by the shareholders of MOD, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extensions or waivers shall be in writing, executed by each of VDAT and MOD. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1 BROKERS. Each Company represents and warrants to the others that no broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto, except as reflected in SCHEDULE 10.1 hereto.

         10.2 NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)       If to VDAT, to:

                           Visual Data Corporation
                           1291 S.W. 29th Avenue
                           Pompano Beach, Florida 33069
                           Attention:  Randy S. Selman

                      with a copy to:

                           Atlas Pearlman, P.A.
                           Suite 1700
                           350 East Las Olas Boulevard
                           Fort Lauderdale, Florida 33301
                           Attention: Joel D. Mayersohn, Esq.

            (b)       If to MOD, to:

                           Media On Demand.Com, Inc.
                           9 East 45th Street
                           New York, New York 10017
                           Attention: Charles T. Saracino

                           with a copy to:

                           Winston & Strawn
                           200 Park Avenue
                           New York, New York 10166-4193
                           Attention: Vincent A. Sama, Esq.

         10.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.4 ENTIRE AGREEMENT: ASSIGNMENT. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.

         10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the provisions thereof relating to conflicts of law.

         10.6 PARTIES IN INTEREST. Except for SECTION 7.8, hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.

         10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         10.8 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         10.9 JURISDICTION AND VENUE. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state or federal court of Florida. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Florida court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Florida court or to any claim that such Florida court is an inconvenient form.

         10.10 INVESTIGATION. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         10.11 CONSENTS. For purposes of any provision of this Agreement requiring, permitting, or providing for the consent of any or Company, the written consent of the Chief Executive Officer of a Company shall be sufficient to constitute such consent.

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                                       22

         IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

VISUAL DATA CORPORATION,                     MEDIA ON DEMAND.COM, INC.,
a Florida Corporation                        a Delaware corporation

By:                                          By:
     ----------------------------------         ------------------------------
     Name:    Randy S. Selman                     Name:    Charles Saracino
     Title:   President                           Title:   President



---------------------------------------
Charles Saracino




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